                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           DETROIT DIESEL CORPORATION
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                    [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      DATE:  WEDNESDAY, APRIL 29, 1998
      TIME:  10:30 AM MOUNTAIN DAYLIGHT TIME
  LOCATION:  DETROIT DIESEL MTU REMANUFACTURING
             100 SOUTH LODESTONE WAY
             TOOELE, UTAH USA

To Detroit Diesel Stockholders,

     We invite you to attend our 1998 Annual Meeting of Stockholders next month in Utah. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

          1.Elect four directors to three-year terms on the Board of Directors.
            The board has nominated for re-election John E. Doddridge, Ludvik F. Koci, Dr. Kurt J. Lauk and Charles G. McClure, all current directors.

          2. Ratify the board's appointment of Deloitte & Touche LLP as the company's independent auditors for fiscal year 1998. Deloitte & Touche LLP served in this same capacity in fiscal 1997, with the stockholders' approval.

     You may vote on these proposals in person or by proxy. (See the attached proxy statement for more details on voting by proxy.) If you cannot attend the meeting, we urge you to complete and return the enclosed proxy promptly in the enclosed self-addressed, stamped envelope, so that your shares will be represented and voted at the meeting in accordance with your instructions. Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 16, 1998, will be entitled to vote at the meeting or any adjournment thereof.

                                          By order of the Board of Directors

                                          MARY LOU PERNICANO
                                          Secretary

Detroit, Michigan
March 30, 1998

                                    CONTENTS

INTRODUCTION................................................      1
  This Proxy Solicitation...................................      1
  The Annual Meeting........................................      1
  Stockholders..............................................      1
VOTING......................................................      2
  How to Vote Your Shares...................................      2
  How to Vote under 401(k) Plans............................      2
  Where to Find Voting Results..............................      2
PROPOSALS...................................................      3
  Election of Directors.....................................      3
  Approval of Independent Auditors..........................      3
  Other Matters.............................................      3
BOARD OF DIRECTORS..........................................      4
  Directors Continuing in Office............................      4
  Meetings and Committees...................................      5
  Director Compensation.....................................      5
  Compensation Committee Interlocks and Insider
     Participation..........................................      5
  Section 16(a) Beneficial Ownership Reporting Compliance...      5
EXECUTIVE COMPENSATION......................................      6
  Salary and Bonus..........................................      6
  Stock Options.............................................      6
  Other Compensation and Benefits...........................      6
  Compensation Committee Report on Executive Compensation...      7
CERTAIN STOCKHOLDERS........................................      9
  Diesel Project Development and Its Affiliates.............      9
  Penske Corporation and Its Affiliates.....................      9
Appendix A -- Performance Graph.............................     10
Appendix B -- Stockholdings.................................     11
Appendix C -- Executive Compensation........................     13

                           DETROIT DIESEL CORPORATION
                            13400 OUTER DRIVE, WEST
                          DETROIT, MICHIGAN 48239-4001

                                PROXY STATEMENT
                            ------------------------

                                                                  March 30, 1998

                                  INTRODUCTION

     The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.

THIS PROXY SOLICITATION

     There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

     This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into five sections following this Introduction:

- "Voting", page 2.
- "Proposals", page 3.
- "Board of Directors", page 4.
- "Executive Compensation", page 6.
- "Certain Stockholders", page 9.

     We have supplemented these sections with tables and other information, all of which appears in the appendixes, beginning on page 10. For your reference, a table showing the performance of the company's stock over the past four years is included in Appendix A.

     The company will pay for soliciting these proxies. The company's directors, officers and employees may solicit proxies in person or by telephone or by mail, telecopy, telegraph or letter. The company has also retained ChaseMellon Shareholder Services, L.L.C. to assist in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $3,500, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock held of record by them.

THE ANNUAL MEETING

     As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, April 29, 1998, in Tooele, Utah. The company's bylaws require that a majority of the company's common stock be represented at the Annual Meeting, whether in person or by proxy, in order to transact business.

     Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting. Abstentions will also be counted when tabulating the votes cast on the proposals (other than the election of directors), but broker non-votes will not be.

     Representatives of Deloitte & Touche LLP, the company's independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

     There were no stockholder proposals submitted for the Annual Meeting. The company must receive stockholder proposals for the 1999 Annual Stockholders Meeting at its principal executive offices by November 24, 1998.

STOCKHOLDERS

     On March 16, 1998, the Company had issued and outstanding 24,700,566 shares of common stock and there were approximately 2,600 stockholders. Based on the latest information provided to the company, Penske Corporation beneficially owns approximately 46% of the company's outstanding common stock and Diesel Project Development, Inc. beneficially owns approximately 20%.

                                     VOTING

     You are entitled to one vote at the Annual Meeting for each share of the company's common stock that you owned of record at the close of business on March 16, 1998. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

HOW TO VOTE YOUR SHARES

     You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

     The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as "proxies") to vote your shares at the Annual Meeting in accordance with your instructions. The board has appointed Roger S. Penske and Robert E. Belts to serve as the proxies for the Annual Meeting.

     Your proxy will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the nominated directors and the ratification of the company's independent auditors. If any nominee for election to the board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

     You may revoke your proxy at any time before it is exercised by any of the following means:

- Notifying the company's Secretary in writing.
- Submitting a later dated proxy.
- Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares.

HOW TO VOTE UNDER 401(K) PLANS

     If you are a company employee participating in any of the company's 401(k) plans, then you may be receiving this material because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

     The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

WHERE TO FIND VOTING RESULTS

     The company will publish the voting results in its Form 10Q for the first quarter of 1998, which it will file with the Securities and Exchange Commission in May 1998. You will also find the results in the investor information section of the company's home page on the World Wide Web (www.detroitdiesel.com).

                                   PROPOSALS

     The board has nominated four current directors -- John E. Doddridge, Ludvik
F. Koci, Dr. Kurt J. Lauk and Charles G. McClure -- for new, three-year terms and recommends that you vote for their re-election. The board has approved Deloitte & Touche LLP as the company's independent auditors for fiscal year 1998 and recommends that you vote for their ratification.

ELECTION OF DIRECTORS

     The first proposal on the agenda for the Annual Meeting will be the election of four directors to serve as Class II directors for three-year terms beginning at this Annual Meeting and expiring at the 2001 Annual Stockholders Meeting. (For a description of the three classes of directors, see the "Board of Directors" section beginning on page 4.) The four nominees receiving the greatest number of votes cast will be elected.

     The Board of Directors has nominated John E. Doddridge, Ludvik F. Koci, Dr. Kurt J. Lauk and Charles G. McClure for re-election as Class II directors. The following is a brief biography of each nominee. You will find information on their holdings of the company's stock in Appendix B.

     JOHN E. DODDRIDGE is 57 years old. He has been a director of the company since January 1994. Mr. Doddridge is the Chairman and Chief Executive Officer of Intermet Corp., a publicly-traded metal casting company. He was, from November 1992 to October 1994, the Vice Chairman of the Board of Directors and Chief Executive Officer of Magna International, Inc., a publicly-traded manufacturer of technologically-advanced automotive components, assemblies and systems. Mr. Doddridge was President, North American Operations of Dana Corporation from April 1989 to November 1992. Mr. Doddridge is also a member of the Board of Directors of Standard Products Co.

     LUDVIK F. KOCI is 61 years old. He has been a director of the company since its organization in 1987. Mr. Koci has been Vice Chairman of the company since November 1997. Before that, he had been President and Chief Operating Officer of the company from 1989 to 1997 and Executive Vice President from the company's organization in 1987 to 1989. Prior to the company's commencement of operations in January 1988, Mr. Koci had been employed by General Motors since 1954. Mr. Koci is also a member of the Board of Directors of Wabash National Corporation.

     DR. KURT J. LAUK is 51 years old. He has been a director of the company since 1996. Dr. Lauk is the Head of the Commercial Vehicle Division, Daimler-Benz AG and a member of its Board of Management. Before that, he was a member of the Board of Management of VEBA, AG, Dusseldorf, responsible for finance and controlling, from 1992 to 1996, and Deputy President of AUDI AG, Ingolstadt, responsible for finance, business management and marketing, from 1989 to 1992.

     CHARLES G. MCCLURE is 44 years old. He has been President of the company since August 1997 and a director since November 1997. Before that, Mr. McClure had been President, and previously Vice President and General Manager, of The Americas Division of Johnson Controls, Inc. from 1995 to 1997, and Vice President and Managing Director of Johnson Controls' Automotive Systems Groups' Europe Operations from 1992 to 1995.

     The Board of Directors recommends that you vote FOR the election of Mr. Doddridge, Mr. Koci, Dr. Lauk and Mr. McClure.

APPROVAL OF INDEPENDENT AUDITORS

     The next proposal on the agenda for the Annual Meeting will be ratifying the board's appointment of Deloitte & Touche LLP as the company's independent auditors for fiscal year 1998.

     Deloitte & Touche LLP served in this capacity for fiscal 1997, and has reported on the company's 1997 consolidated financial statements. The Audit Committee recommended to the board that Deloitte & Touche LLP be reappointed for fiscal year 1998.

     The Board of Directors recommends that you vote FOR the ratification of Deloitte & Touche LLP as the company's independent auditors for fiscal year 1998.

OTHER MATTERS

     Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the four directors and the ratification of the company's independent auditors. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

                               BOARD OF DIRECTORS

     The Board of Directors consists of eleven directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II directors are up for election at the Annual Meeting, and the nominees for election are all currently Class II directors.

DIRECTORS CONTINUING IN OFFICE

     The Class I and III directors will continue in office following this Annual Meeting, and their terms will expire in 1999 (Class III) or 2000 (Class I). The following are brief biographies of each of these directors. You will find information on their holdings of the company's stock in Appendix B.

     DR. ECKHARD CORDES is 47 years old. He has been a director of the company since March 1997, and his current term as a Class III director expires in 1999. Dr. Cordes is a Member of the Daimler-Benz Board of Management, Corporate Development and Directly Managed Businesses. Before that, he was a Senior Vice President, Corporate Development of Daimler-Benz from 1995 to 1996; and Senior Vice President, Controlling, Corporate Planning and M&A of AEG AG, a Daimler-Benz affiliate, from 1991 to 1994.

     WILLIAM E. HOGLUND is 63 years old. He has been a director of the Company since 1990, and his current term as a Class III director expires in 1999. Mr. Hoglund retired as Executive Vice President of General Motors Corporate Affairs and Staff Support Group in December 1994, a position he had held since the group was established in November 1992. Before that, Mr. Hoglund was Executive Vice President and Chief Financial Officer of General Motors from April 1992 to November 1992. He had served as Executive Vice President of General Motors since August 1988. Mr. Hoglund is also a member of the Boards of Directors of the Mead Corporation, as well as the Sloan Foundation.

     GARY G. JACOBS is 56 years old. He has been a director of the company since January 1994, and his current term as a Class I director expires in 2000. He is the President and Chief Executive Officer of Laredo National Bancshares, Inc. (a bank holding company) and Chairman of The Laredo National Bank.

     TIMOTHY D. LEULIETTE is 48 years old. He has been a director and Vice Chairman of the company since 1996, and his current term as a Class I director expires in 2000. Before that, Mr. Leuliette had been President and Chief Executive Officer of ITT Automotive, Inc., and Senior Vice President of ITT Industries, Inc., since 1991, and was President and Chief Executive Officer of Siemens Automotive, L.P. from 1988 to 1991. Mr. Leuliette is also a director and the President and Chief Operating Officer of Penske Corporation. Mr. Leuliette is a director of the Detroit Branch of The Federal Reserve Bank of Chicago. His other affiliations have been with the Leukemia Society of America, Children's Center, Vision 2000, Arthritis Foundation and Junior Achievement.

     ROGER S. PENSKE is 61 years old. He has been Chairman and a director of the company since its organization in 1987, and his current term as a Class III director expires in 1999. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately-owned diversified transportation services company which (among other things) holds, through its subsidiaries, interests in a number of businesses, including Penske Truck Leasing Co., L.P., Penske Motorsports, Inc., and Diesel Technology Company. Mr. Penske is also a member of the Boards of Directors of Philip Morris Companies Inc., General Electric Company, Penske Motorsports, Inc. and Gulfstream Aerospace Corporation.

     JOSEPH F. WELCH is 63 years old. He has been a director of the company since January 1994, and his current term as a Class I director expires in 2000. He is the Chairman and Chief Executive Officer of The Bachman Company, a producer of snack foods.

     R. JAMISON WILLIAMS, JR. is 56 years old. He has been a director of the company since 1988, and his current term as a Class I director expires in 2000. He is a shareholder in the law firm of Williams, Williams, Ruby & Plunkett, P.C., in Birmingham, Michigan. He is also a director of Price Manufacturing, Inc., a

Canadian bedding manufacturer. Mr. Williams beneficially owns approximately 19% of the outstanding common stock of Atlantic Detroit Diesel-Allison, Inc., an authorized Detroit Diesel distributor which in 1997 purchased from the company approximately $35 million of products and received from the company approximately $8 million for the performance of warranty services.

MEETINGS AND COMMITTEES

     During 1997, the Board of Directors held four meetings and took action by written consent twice in lieu of additional meetings.

     The Board of Directors has a standing Audit Committee, consisting of Gary
G. Jacobs (Chairman), Joseph F. Welch and R. Jamison Williams, Jr. During 1997, the Audit Committee held three meetings. The duties of the Audit Committee are generally:

- to recommend to the board independent auditors to audit annually the company's books and records,
- to review the activities and the reports of the company's independent auditors, and
- to report the results of its review to the board.

The Audit Committee also periodically reviews the activities of the company's internal audit staff and the adequacy of the company's internal controls.

     The board also has a standing Compensation Committee, consisting of John E. Doddridge (Chairman), William E. Hoglund, Dr. Eckhard Cordes and Dr. Kurt J. Lauk. During 1997, the Compensation Committee held two meetings. The duties of the Compensation Committee are generally:

- to recommend to the board the remuneration arrangements for senior management and directors,
- to recommend to the board compensation plans in which officers or directors are eligible to participate, and
- to grant awards under the company's stock incentive plan.

     The company has no nominating committee.

     Dr. Kurt J. Lauk missed two board meetings and one Compensation Committee meeting.

DIRECTOR COMPENSATION

     Directors who are not employees of the company or Daimler-Benz receive directors' fees of $25,000 per year, plus $1,000 per day of attendance at committee or other meetings relating to company business (other than for a day on which there is a board meeting). These directors may elect to defer their compensation under the company's Deferred Compensation Plan for Directors, a non-qualified benefits plan for non-employee directors, into a cash account or a unit account. Amounts deferred into a unit account are allocated based on the price of the company's common stock at the time of deferral, and the value of this account is directly related to the performance of the company's common stock. In addition, the company reimburses its directors for expenses, including travel, they incur in connection with attending meetings.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     During 1997, the Compensation Committee consisted of John E. Doddridge, William E. Hoglund, Dr. Eckhard Cordes and Dr. Kurt J. Lauk. Dr. Cordes is a Deputy Member of the Daimler-Benz Board of Management, Corporate Development and Rail Systems, Microelectronics. Dr. Kurt J. Lauk is the Head of the Commercial Vehicle Division, Daimler-Benz and a member of its Board of Management. You will find more information regarding certain relationships between the company and Diesel Project Development, and its affiliates (including Daimler-Benz), in the "Certain Stockholders" section beginning on page 9.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Robert A. Sisk filed his initial statement of beneficial ownership on Form 3, and Walter F. Ware filed one statement of beneficial ownership on Form 4, with the Securities and Exchange Commission late. John E. Doddridge, William E. Hoglund and Joseph F. Welch filed annual statements of changes in beneficial ownership on Form 5, which related to their participation in the Deferred Compensation Plan for Directors, late.

                             EXECUTIVE COMPENSATION

     This section provides summary information regarding the compensation of Roger S. Penske, Chairman, and the four most highly compensated officers other than Mr. Penske: Ludvik F. Koci, Vice Chairman; Timothy D. Lueliette, Vice Chairman; Charles G. McClure, President and Robert R. Allran, Executive Vice President-Operations.

     This section also includes a report of the board's Compensation Committee (see page 7), which discusses the general compensation principles used by the committee, as well as the specific factors used to determine Mr. Penske's compensation.

SALARY AND BONUS

     Messrs. Koci and Allran had their salaries reviewed and increased in 1997. This is consistent with the company's compensation principles for executive officers, since their salaries were last reviewed in 1996.

     Messrs. Penske, Koci, Leuliette and Allran received bonuses for 1997. Messrs. Penske and Koci did not receive bonuses in 1996, and Mr. Allran's 1996 bonus was approximately 82% less than his prior year bonus. Mr. McClure's 1997 bonus reflects compensation associated with his joining the company during 1997.

     You will find additional information regarding this group's salaries and bonuses in Appendix C.

STOCK OPTIONS

     Messrs. Penske, Koci, Leuliette, McClure and Allran each received options during 1997. There were no options awarded in 1996. You will find additional information regarding options held by this group of executive officers in Appendix C.

OTHER COMPENSATION AND BENEFITS

     This group of executive officers receives medical, group life insurance and other benefits (including matching contributions under the company's 401(k) plans) that are available generally to all of the company's salaried employees. They also participate in the company's salaried employees pension plan, which is qualified under Section 401(a) of the Internal Revenue Code, and receive certain other perquisites. In addition, the named executive officers are eligible to defer their bonuses under the Deferred Compensation Plan for Executive Officers, a non-qualified benefits plan for designated executive officers, into a cash account or a unit account. Amounts deferred into a unit account are allocated based on the price of the company's common stock at the time of deferral, and the value of this account is directly related to the performance of the company's common stock.

     You will find additional information regarding the other compensation and benefits in Appendix C.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has oversight over the company's executive compensation program and approves the base salaries and incentive bonuses of the senior executive officers. For 1997, the Compensation Committee was composed of John E. Doddridge (Chairman), Dr. Eckhard Cordes, William E. Hoglund and Dr. Kurt J. Lauk.

          EXECUTIVE COMPENSATION -- PHILOSOPHY AND PROGRAM COMPONENTS

     The company's philosophy is to provide a comprehensive compensation program to attract, retain and reward key members of management who contribute to the company's success and to motivate the management team in the development and execution of current and long-term business strategies and goals. The three primary components of executive compensation are: base salary, cash bonuses and stock incentives. A combination of stock grants and options are made available to key employees under the Detroit Diesel Corporation 1993 Stock Incentive Plan (the "SIP"). Executives also participate in certain benefit plans available to all salaried employees. Certain senior executives can defer all or a portion of bonus awards to provide them with flexible finance planning. The company believes that a significant portion of the executive officers' compensation should be placed at risk and, in keeping with that objective, a substantial portion of the compensation package is comprised of a performance-based cash bonus. Incentive stock options awarded from time to time under the SIP are another important risk-related compensation element. The Company believes that employee ownership of the company's stock is one of the most effective ways to align employee and stockholder interests in the mutual goal of creating stockholder value. During 1997, the committee directed management to submit a proposal to establish guidelines for recommended stock ownership for key members of management.

     In 1997, base salaries for senior executive officers were based upon the individual's responsibilities, experience and expected performance, taking into account, among other things, the individual's initiative, contributions to the company's overall performance, managerial ability and handling of special projects. These same factors are applied by the Chairman and President, with the assistance of the senior executive officers and the personnel administration department, to establish base salaries for other key management employees. Base salaries for senior executives generally are reviewed every 18 months for possible adjustment, but are not necessarily changed that often. The committee also uses industry comparisons to ensure that the base salaries of the senior executive officers remain competitive in keeping with the objective of retaining key members of management.

     Consistent with prior practice, in early 1997, the committee approved the establishment of a bonus pool for key management employees based on the company's profitability during the 1997 calendar year. The calculation of earnings for this purpose is based on 5% of the company's earnings before interest and taxes, with adjustments for certain extraordinary items. The bonus pool is divided among the key management employees, including the senior executive officers, based upon each individual's contribution to the company's overall business results, the performance of the business area for which the manager or senior executive has direct responsibility, and the attainment of corporate goals. The Compensation Committee reviewed the 1997 bonus awards to the senior executive officers which were recommended by the Chairman and the President based upon subjective performance reviews, and the committee approved them without change. Cash bonuses for the Chairman, Vice Chairmen and President are structured as a percentage of pre-tax earnings.

     In September 1993, the company adopted the SIP. The stated purpose of the SIP is to provide financial incentives to selected key management employees of the company and its subsidiaries to promote long-term growth and financial success of that group by

(i) attracting and retaining employees of outstanding ability (ii) strengthening that group's capability to develop, maintain and direct a competent management team, (iii) providing an effective means for that group to acquire an ownership interest in the company, (iv) motivating key employees to achieve long-range performance goals and objectives and (v) providing incentive compensation competitive with other similar companies. The Compensation Committee administers the SIP and makes grants under this plan, except that the full board of directors makes grants to senior executive officers who are also directors. All grants under the SIP are approved by a majority of the members of the Committee or the Board of Directors, as the case may be, who are "disinterested persons" as that term is used in Rule 16b-3 of the Securities and Exchange Commission. Awards under the SIP can consist of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards and deferred stock awards.

     Grants under the SIP were made in 1993, 1995 and again in 1997. In 1997, the committee awarded a total of 237,500 nonqualified stock options under the SIP.

     At various times in the past, the company has adopted certain broad-based employee benefit plans in which the senior executive officers and other key management employees have been permitted to participate, including the salaried employees' pension plan, the salaried employees' 401(k) savings plan with certain marketing company contributions, and the life, health and disability benefit plans available to all salaried employees. In 1997, the Compensation Committee approved a Supplemental Executive Retirement Plan designed to restore certain pension benefits lost due to federal limitations on distributions. This plan is an unfunded, non-qualified plan for a limited number of key senior executives designated by the Committee. Key management employees also receive a company provided automobile for business and personal use and some senior executives are eligible for certain other perquisites. Other than with respect to common stock held as an investment option under the 401(k) savings plan, benefits under these plans are not directly or indirectly tied to company performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     For fiscal year 1997, Mr. Penske received a bonus of $455,000. In 1996, the committee approved a bonus plan for the chief executive officer based on the company's 1997 pre-tax earnings. Mr. Penske's 1997 bonus reflects the implementation of this plan.

                                         By the Compensation Committee:

                                         John E. Doddridge (Chairman)
                                         Dr. Eckhard Cordes
                                         William E. Hoglund
                                         Dr. Kurt J. Lauk

                              CERTAIN STOCKHOLDERS

     You will find additional information regarding Penske Corporation and Diesel Project Development, Inc. in Appendix B.

DIESEL PROJECT DEVELOPMENT AND ITS AFFILIATES

     In 1997, the company and its affiliates had business relationships with Diesel Project Development and its affiliates, including Daimler-Benz, MTU Motoren- und Turbinen-Union Friedrichshafen GmbH, and Freightliner Corporation.

     Under the company's financing agreement with Diesel Project Development, DDC Holdings, Inc. (a subsidiary of Penske Corporation) has agreed to vote for the election to the company's board of a number of nominees designated by Diesel Project Development in proportion to Diesel Project Development's percentage interest in the total number of outstanding shares of the company's stock. One Diesel Project Development nominee will also be a member of the board's Compensation Committee. Diesel Project Development has agreed to vote its shares of the company's stock for DDC Holdings' nominees, consistent with Diesel Project Development's rights to board representation.

     Dr. Eckhard Cordes and Dr. Kurt J. Lauk are the nominees of Diesel Project Development serving on the board pursuant to this voting agreement. Dr. Cordes and Dr. Lauk are members of the board's Compensation Committee. Under the financing agreement, Diesel Project Development's consent is required on significant business matters, including the company's business plan, certain debt and equity issuances, acquisitions and major investments, and transactions with affiliates.

     The company paid Daimler-Benz and its affiliates $4 million in 1997 for service parts pursuant to a North American distribution agreement for parts and service for certain Mercedes-Benz industrial diesel engines, production parts for the Series 55 engine and other miscellaneous items. The company sold engines and related parts to Freightliner totaling approximately $497 million in 1997.

     In 1997, the company paid MTU $41 million for engine blocks for the Series 149 engine and engines, service parts pursuant to an interim distribution agreement for MTU products and services in North America and other miscellaneous items, and received from MTU approximately $5 million as reimbursement for warranty services on MTU engines. The company will pay MTU approximately $20 million over the next several years related to the allocation of costs incurred under a license agreement for the Series 2000 and Series 4000 engines.

     The company and MTU entered in an agreement in 1996 to design and develop an engine for the United States Marine Corps Advanced Amphibious Assault Vehicle. The company will pay MTU approximately $31 million under the contract through 2000, however, the United States Marine Corps will reimburse the company for all of these amounts. In 1997, the company paid MTU approximately $8 million, all of which has been reimbursed.

PENSKE CORPORATION AND ITS AFFILIATES

     The company and its affiliates had business relationships with Penske Corporation and its affiliates, including Diesel Technology Company, in 1997. The company paid $110 million to Diesel Technology for products. The company also paid approximately $9.2 million in 1997 to Penske Corporation and its affiliates for logistics services, vehicle lease charges, sales incentives, office rent, charges associated with the use of aircraft, the use and acquisition of demonstration products, and for various miscellaneous services. The company rendered miscellaneous services for which it was paid approximately $230,000 in 1997.

                                          By Order of the Board of Directors

                                          MARY LOU PERNICANO
                                          Secretary

Dated: March 30, 1998

                        APPENDIX A -- PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the company's common stock with the cumulative total return on the New York Stock Exchange Composite Index and the Standard & Poor's Heavy-Duty Trucks & Parts Index. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the common stock or the referenced indexes.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
           FOR THE PERIOD FROM DECEMBER 31, 1993 TO DECEMBER 31, 1997

                                                                                         S&P HEAVY-
                                                      DETROIT             NYSE          DUTY TRUCKS
               MEASUREMENT PERIOD                      DIESEL          COMPOSITE          & PARTS
             (FISCAL YEAR COVERED)                  CORPORATION          INDEX             INDEX
12/31/93                                              100.00            100.00            100.00
12/30/94                                               59.39             96.86             84.14
12/29/95                                               51.75            127.18             87.14
12/31/96                                               63.89            151.42            105.47
12/31/97                                               65.97            197.70            177.92

                          APPENDIX B -- STOCKHOLDINGS

     This Appendix B contains stockholding information for persons known to the company to own five percent or more of the company's common stock, the nominees for election as directors, the directors continuing in office, and the company's executive officers.

     Ownership of the company's common stock is shown in terms of "beneficial ownership." A person generally "beneficially owns" shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

     In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. Shares shown as beneficially owned by the company's executive officers includes shares that they have the right to acquire by exercising options on or before May 15, 1998. The percentages shown in this proxy statement compare the person's beneficially owned shares with the total number of shares of the company's common stock outstanding on March 16, 1998 (24,700,566 shares).

CERTAIN STOCKHOLDERS

     The following table shows the beneficial ownership of the company's common stock as of March 16, 1998, for persons known to the company to own five percent or more of the company's common stock.

                                                                       SHARES
                                                                 BENEFICIALLY OWNED
                                                                ---------------------
                      NAME AND ADDRESS                            NUMBER      PERCENT
                      ----------------                            ------      -------
Penske Corporation..........................................    11,240,000      46%
13400 Outer Drive, West
Detroit, Michigan 48239
Diesel Project Development, Inc. ...........................     4,935,361      20%
1201 North Market Street, 14th Floor
Wilmington, Delaware 19801

     The shares shown in this table as beneficially owned by Penske Corporation may also be considered to be beneficially owned by Roger S. Penske, although Mr. Penske disclaims beneficial ownership. DDC Holdings, Inc., a wholly-owned indirect subsidiary of Penske Corporation, is the record owner of this common stock. Mr. Penske, who may be considered to beneficially own approximately 58% of Penske Corporation's stock, is a director and the chief executive officer of Penske Corporation and DDC Holdings. Mr. Penske also beneficially owns 80,500 shares of the company's common stock. DDC Holdings' address is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. Mr. Penske's address is 13400 Outer Drive, West, Detroit, Michigan 48239.

     The shares shown in this table as beneficially owned by Diesel Project Development may also be considered to be beneficially owned by Daimler-Benz AG, since Diesel Project Development is a wholly-owned indirect subsidiary of Daimler-Benz. Daimler-Benz's address is Epplestrasse 225, 70546 Stuttgart, Germany.

NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following table contains stockholding information for the nominees for election as directors, the directors continuing in office, and the company's executive officers.

                                                                                                  SHARES OF
                                                                                                 COMMON STOCK
                                                                                              BENEFICIALLY OWNED
                                                                                   TERM TO    ------------------
                 NAME                  AGE         POSITIONS WITH COMPANY          EXPIRE     NUMBER     PERCENT
                 ----                  ---         ----------------------          -------    ------     -------
    NOMINEES FOR ELECTION AS DIRECTORS
    John E. Doddridge..............    57     Director                              2001        1,000        *
    Ludvik F. Koci.................    61     Vice Chairman and Director            2001      141,393        *
    Dr. Kurt J. Lauk...............    51     Director                              2001            0        *
    Charles G. McClure.............    44     President and Director                2001        4,930        *
    DIRECTORS CONTINUING IN OFFICE
    Dr. Eckhard Cordes.............    47     Director                              1999            0        *
    William E. Hoglund.............    63     Director                              1999        2,000        *
    Gary G. Jacobs.................    56     Director                              2000        3,800        *
    Timothy D. Leuliette...........    48     Vice Chairman and Director            2000       17,500        *
    Roger S. Penske................    61     Chairman and Director                 1999      104,250        *
    Joseph F. Welch................    63     Director                              2000        1,000        *
    R. Jamison Williams, Jr........    56     Director                              2000        3,100
    OTHER EXECUTIVE OFFICERS
                                              Executive Vice President -
    Robert R. Allran...............    55     Operations                              --       49,074        *
    ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (19 PERSONS)                              456,938      1.8%

---------------
* Under 1%.

     The amount shown in this table for Mr. Penske includes 3,000 shares owned by Mr. Penske as custodian for three of his children, but does not include shares for which Mr. Penske disclaims beneficial ownership: 11,240,000 shares owned by DDC Holdings and 1,000 shares owned by his wife. The amounts shown for Dr. Cordes and Dr. Lauk do not include 4,935,361 shares of common stock owned by Diesel Project Development for which each disclaims beneficial ownership.

     For the executive officers, the amounts shown in the table include shares that they have the right to acquire upon exercising options on or before May 15, 1998, as follows: Mr. Penske -- 73,750 shares; Mr. Leuliette -- 17,500 shares; Mr. Koci -- 73,750 shares; and Mr. Allran -- 15,250 shares. The executive officers, as a group, have the right to acquire 235,375 shares of the common stock upon exercising options on or before May 15, 1998.

     The amounts shown for Messrs. Koci and Allran also includes deferred stock awards (Mr. Koci -- 41,024 shares and Mr. Allran -- 20,512 shares). The deferred stock awards are vested and will be issued to a person 90 days after termination of his employment. Until issued, these persons have no voting or disposition rights on their deferred stock.

     Mr. Penske may be considered to beneficially own 2,013,523 shares, Mr. Leuliette 22,600 shares, Mr. McClure 2,000 shares, and Mr. Williams 37,692 shares of Penske Corporation's common stock, while the company's directors and executive officers, as a group, may be considered beneficially to own 2,082,815 shares.

                      APPENDIX C -- EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides compensation information for the 1997, 1996 and 1995 fiscal years for the company's chief executive officer -- Roger S. Penske -- and the four most highly compensated executive officers other than Mr. Penske -- Ludvik F. Koci, Timothy D. Leuliette, Charles G. McClure and Robert R. Allran. Please note that the information for Mr. Leuliette and Mr. McClure begins with the 1997 fiscal year, since that is the year in which they began to receive compensation from the company.

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                   ANNUAL COMPENSATION                AWARDS
                                           ------------------------------------    ------------
                                                                      OTHER         SECURITIES
                                                                      ANNUAL        UNDERLYING      ALL OTHER
                                 FISCAL     SALARY      BONUS      COMPENSATION      OPTIONS       COMPENSATION
 NAME AND PRINCIPAL POSITION      YEAR       ($)         ($)           ($)             (#)             ($)
 ---------------------------     ------     ------      -----      ------------     ----------     ------------
Roger S. Penske..............     1997     $450,000    $455,000             0         20,000               0
Chairman                          1996     $450,000    $      0             0              0               0
                                  1995     $400,000    $460,000             0         25,000               0
Ludvik F. Koci...............     1997     $425,000    $341,000      $119,259         20,000         $10,400
Vice Chairman                     1996     $415,000    $      0      $138,269              0         $ 9,750
                                  1995     $375,000    $455,000      $101,619         25,000         $ 9,750
Timothy D. Leuliette.........     1997     $425,000    $341,000             0         70,000               0
Vice Chairman
Charles G. McClure...........     1997     $145,208    $325,000             0         20,000               0
President
Robert R. Allran.............     1997     $234,888    $167,000      $ 59,620          6,000         $10,400
Executive Vice President -        1996     $215,000    $ 35,000      $ 84,992              0         $ 9,750
Operations                        1995     $195,000    $200,000      $ 50,810          5,000         $ 9,750

     The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of the company's salaried employees. It also does not include certain perquisites and other personal benefits, securities or property received by these executive officers, not material in amount.

     The "Salary" column includes salary reduction elections made under the company's 401(k) plan for salaried employees and its flexible benefits plan. The "Other Annual Compensation" column includes for all years for Messrs. Koci and Allran, reimbursements for taxes associated with the vesting of restricted stock; and for 1996 for Messrs. Koci and Allran, imputed income associated with a company-provided vehicle. The "All Other Compensation" column includes the company's matching contributions under the company's 401(k) plan.

OPTION GRANTS IN FISCAL YEAR 1997

     The following table provides information concerning stock options granted to the named executive officers in the last fiscal year. In addition, in accordance with the rules of the Securities and Exchange Commission, hypothetical gains that would exist for the respective options are shown based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises and stock accruals are dependent upon the future performance of the common stock, and there can be no assurance that the amounts reflected in the table will be achieved.

                                                                                                POTENTIAL
                                               INDIVIDUAL GRANTS                           REALIZABLE VALUE AT
                         -------------------------------------------------------------        ASSUMED ANNUAL
                                          PERCENT                                                 RATES
                                          OF TOTAL                                            OF STOCK PRICE
                          NUMBER OF       OPTIONS                                            APPRECIATION FOR
                          SECURITIES     GRANTED TO                                            OPTION TERM
                          UNDERLYING     EMPLOYEES                                         -------------------
                           OPTIONS       IN FISCAL       EXERCISE                            5%          10%
        NAME             GRANTED (#)        YEAR       PRICE ($/SH)    EXPIRATION DATE      ($)          ($)
        ----             -----------     ----------    ------------    ---------------      ---          ---
Roger S. Penske......       20,000           8.4%         $17.00        April 29, 2007    $213,800    $  541,800
Ludvik F. Koci.......       20,000           8.4%         $17.00        April 29, 2007    $213,800    $  541,800
Timothy D.
  Leuliette..........       70,000          29.4%         $17.00        April 29, 2007    $748,300    $1,896,300
Charles G. McClure...       20,000           8.4%         $21.81       August 28, 2007    $274,400    $  695,200
Robert R. Allran.....        6,000           2.5%         $17.00        April 29, 2007    $ 64,140    $  162,540

     The last two columns show gains that might exist at the end of the 10-year option term. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the named executive officers will be zero. A 5% and 10% annually compounded increase in the company's stock price from the date of grant to the end of the 10-year option term would result in stock prices of $27.69 and $44.09 per share, respectively.

     Each option becomes exercisable in four equal, annual increments beginning in April 1998, except that 50,000 of the options granted to Mr. Leuliette will become exercisable in four equal, annual installments beginning in November 1997, and all of the options granted to Mr. McClure will become exercisable in four equal, annual installments beginning in August 1998.

     The exercise price may be unpaid in cash, by delivery of already owned shares subject to certain conditions or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

OPTION VALUES AT FISCAL YEAR END

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by Messrs. Penske, Koci, Leuliette McClure and Allran as of December 31, 1997. This table also shows the value on that date of their "in-the-money" options, which is the positive spread, if any, between the exercise price of existing stock options and $23.75 per share (the closing market price of the common stock on December 31, 1997). No options were exercised in 1997 by any of these persons.

                                                NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                 AT FISCAL YEAR-END                AT FISCAL YEAR-END
                                                        (#)                               ($)
                                           ------------------------------    ------------------------------
                  NAME                       EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
                  ----                       -------------------------         -------------------------
Roger S. Penske..........................          62,500/32,500                   $187,500/$135,000
Ludvik F. Koci...........................          62,500/32,500                   $187,500/$135,000
Timothy D. Leuliette.....................          12,500/57,500                    $84,375/$388,125
Charles G. McClure.......................               0/20,000                         $0/$ 38,800
Robert R. Allran.........................          12,500/ 8,500                    $37,500/$ 40,500

EMPLOYEE BENEFIT PLAN

     The company maintains the Detroit Diesel Corporation Employees' Pension Plan (the "Salaried Plan"), under which salaried employees of the company are eligible to participate on the first of the month following 30 days of employment. The Salaried Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is a defined benefit plan of the type known as a "cash balance plan." Each payroll period during the plan year, the company credits to a participant's hypothetical account an amount equal to 6.25% of the participant's annual base salary; the participant's account is increased annually at an indexed rate of interest, based on the rate of return for one-year U.S. Treasury Bills. Upon retirement, a participant may elect to receive the value of his account in a lump sum or installments or in the form of an annuity. A minimum benefit is payable under the Salaried Plan equal to 1.31% of the participant's highest five year average annual compensation during the participant's last ten years of employment times his years of service, plus 0.32% of average annual compensation in excess of two times his "covered compensation" (based on Social Security wages), times his years of service (up to a maximum of 35 years). The compensation covered by the Salaried Plan is a participant's base pay during a calendar year. A participant's compensation covered under the Salaried Plan is generally the same as that shown in the "salary" column of the Summary Compensation Table. However, pursuant to Section 401(a)(17) of the Code, the amount of compensation that can be considered in computing benefits under the Salaried Plan was $150,000 for 1996, is $160,000 for 1997, will be $160,000 for
1998, and, under current law, will be raised in $10,000 increments in succeeding years by annual cost-of-living adjustments determined by the U.S. Secretary of the Treasury. In addition, the company has implemented the Detroit Diesel Supplemental Executive Retirement Plan (the "SER Plan"), an unfunded, nonqualified benefit plan for executive officers designated by the Compensation Committee. Participants under this plan are entitled to a benefit that, when aggregated with the amount that they receive under the Salaried Plan, would cause them to receive an amount equal to the amount they would have received under the Salaried Plan without applying the IRS compensation and maximum benefit limits. Participants who formerly worked for General Motors will also receive a benefit based on General Motors service and the formula in the General Motors Pension Plan as in effect on December 31, 1987, and the participant's average annual compensation at the time of retirement or termination of employment.

     The estimated annual benefits payable upon retirement, including the amount of the benefit based on any General Motors service (based on an expected retirement age of 65, straight life form of payments and deductions for social security) and benefits under the SER Plan, are for Mr. Koci -- $263,544, Mr. McClure -- $233,220 and Mr. Allran -- $161,052. Credited years of service under the Salaried Plan as of December 31, 1997, are for Mr. Koci -- 43 years, Mr. McClure -- 0 years and Mr. Allran -- 32 years.

     Participants become 100% vested upon completion of five or more years of service, or upon the attainment of age 65 or death while in the employ of the company. Mr. McClure has less than one year of service and will not become vested until 2002.

                                     PROXY

                           DETROIT DIESEL CORPORATION
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1998

THIS PROXY IS SOLICITED ON BEHALF OF DETROIT DIESEL CORPORATION'S BOARD OF DIRECTORS.

        The undersigned hereby appoints Roger S. Penske and Robert E. Belts, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Detroit Diesel Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Detroit Diesel Corporation, in Tooele, Utah, on Wednesday, April 29, 1998 at 10:30 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

        Employees participating in the company's employee's savings plans may use this proxy to instruct the plan trustees how to vote the shares held for such employees, and the trustees will vote such shares, subject to the applicable plan, in accordance with such instructions. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM.
IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN AND DATE THE REVERSE SIDE, NO BOXES TO BE CHECKED.


[COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE]

                  (Continued and to be signed on other side)


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

                                                       WITHHELD
                                    FOR                FOR ALL
ITEM 1--ELECTION OF DIRECTORS       / /                  / /
        Nominees:
           John E. Doddridge
           Ludvik F. Koci
           Dr. Kurt J. Lauk
           Charles G. McClure

      WITHHELD FOR: (WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

Please mark your votes as indicated in this example  /X/


Item 2--APPROVAL OF DELOITTE & TOUCHE AS AUDITORS    FOR     AGAINST    ABSTAIN
                                                     / /       / /        / /


I PLAN TO ATTEND MEETING  / /


COMMENTS/ADDRESS CHANGE   / /

Please mark this box if you have written comments/address change on the reverse side.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE DETROIT DIESEL CORPORATION NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.


SIGNATURES _________________________________________    DATE _________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.